Exhibit 99.2

Shutterstock Announces Yearend Departure of President

and COO Thilo Semmelbauer

NEW YORK, NY — August 7, 2014 — Shutterstock, Inc. (NYSE: SSTK), a leading global provider of commercial digital imagery and music, today announced that President and Chief Operating Officer Thilo Semmelbauer has notified the Company of his intention to step back from his day-to-day operating role at the end of the year.  Mr. Semmelbauer will remain fully engaged in his current role during the coming months to effect a smooth and successful transition.

Jon Oringer, Shutterstock’s Founder and CEO, stated, “Over his nearly five year tenure, Thilo has accomplished amazing things.  Together, we’ve transformed a small, private company into a public market leader in our sector.  Thilo has helped to build a world-class executive team, and created a foundation that supports the delivery of market-leading products and innovation.  It is a testament to his contributions that we are able to today report yet another quarter of strong growth and profit.

“Given the solid foundation that we’ve built and the years of dedicated service that Thilo has given to the company, I support him in his decision to take time for himself.  I am extremely confident that he and I have put the right team and organizational structure in place to continue to succeed for years to come, with strong senior leadership in each of our business areas. Over the coming months, Thilo and I will continue to work closely together with our executive team through this transition.”

“Following Shutterstock’s impressive accomplishments over several years, with confidence in the impressive management team now in place, I have decided to transition out of my current role over the remainder of this year,” said Mr. Semmelbauer. “The company has never been stronger, financially, operationally and strategically, and I look forward to working closely with Jon and the rest of the management team over the coming months and to the many successes ahead of Shutterstock.”

About Shutterstock

Shutterstock, Inc. (NYSE: SSTK) is a leading global provider of high-quality licensed photographs, vectors, illustrations, video footage and music to businesses, marketing agencies and media organizations around the world. Working with its growing community of over 60,000 contributors, Shutterstock adds tens of thousands of images each week, and currently has available more than 40 million images and 1.9 million video clips.

Headquartered in New York City, with offices in Amsterdam, Berlin, Chicago, Denver, London, Paris and San Francisco, Shutterstock has customers in more than 150 countries. The Company owns Bigstock, a value-oriented stock media agency; Offset, a high-end image collection; Skillfeed, an online marketplace for learning; and WebDAM, a leading provider of hosted digital asset management tools.

For more information, please visit http://www.shutterstock.com, and follow Shutterstock on Twitter and on Facebook.

Media Contacts:

Meagan Kirkpatrick	Denise Garcia
Shutterstock, Inc.	ICR
mkirkpatrick@shutterstock.com	denise.garcia@icrinc.com